TERMINATION AGREEMENT
This Termination Agreement (“Agreement”) is made by and among Community West Bancshares, a California bank holding company (“Bancorp”), Community West Bank, a California banking corporation (“Bank,” and together with Bancorp sometimes referred to as “Employer”), and Patrick A. Luis, an individual (the “Executive”).
RECITALS
A.Bancorp, Bank and Executive are parties to that certain Employment Agreement, dated April 1, 2024 (“Employment Agreement”).

B.Executive has provided notice of Executive’s retirement and termination of his employment with Employer as of the Termination Date (defined below), and in connection therewith, Employer and Executive wish to enter into this Agreement.
For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT
1.Termination of Employment. Employer and Executive agree that Executive voluntarily resigns and terminates Executive’s employment with Employer on February 28, 2025 (“Termination Date”). Pursuant hereto, Employer has agreed to provide additional compensation to Executive as more particularly set forth herein.

2.Compensation. Employer will pay Executive all wages and other sums due Executive for his services through the Termination Date. Except as provided in this Section 2.a., Executive acknowledges that Executive has been paid all wages and other sums due to Executive within the time frames required by law.

a.Additional Compensation and Benefits. Provided an original of this Agreement, duly executed by Executive on or after the Termination Date, is delivered to Employer following the Termination Date, Employer shall take the following actions:

i.Employer and Executive previously entered into that certain Executive Salary Continuation Agreement dated July 1, 2021 (“SCA”), which as of the Termination Date has a target value of $185,235, an accrued balance of $154,437, and a difference between the target value and the accrued balance of $30,798 (such difference, the “Accelerated Benefit”). Employer shall cause the Accelerated Benefit to be vested and accrued as of the Termination Date such that Executive will be 100% vested in the target value of the SCA as of the Termination Date, and such benefits shall be payable under the SCA in accordance with the terms thereof as modified by this Agreement;

ii.Executive has previously received certain grants of restricted stock awards and performance stock units pursuant to Bancorp’s 2015 Omnibus Incentive Plan (the “Plan”). Such equity awards total 13,517 shares of Bancorp common stock, of which, as of the Termination Date, Executive has vested awards totaling 6,378 shares of Bancorp common stock and has unvested awards totaling 7,139 shares of Bancorp common stock (the “Unvested Awards”). Employer shall cause the Unvested Awards to be fully vested as of the Termination Date; and

iii.To the extent the sum of the Accelerated Benefit and the aggregate value of the Unvested Awards as of the Termination Date is less than $380,000, Employer will pay Executive severance pay in the amount of the difference, less statutory wage deductions. This amount shall be paid in a lump sum within five (5) business days following the expiration of the Revocation Period. For the purposes of this Section 2.a.iii, the aggregate value of the Unvested Awards as of the Termination Date shall be the product of (A) 7,139 shares of Bancorp common stock; multiplied by (B) the daily closing price per share of Bancorp common stock on the NASDAQ (as reported on the website Nasdaq.com) as of the Termination Date.

The payments pursuant to this Section 2.a. are in lieu of any payment or right to payment that Executive may have pursuant to Section 6 of the Employment Agreement. Accordingly, if Executive obtains “comparable employment” (as defined in Section 6(f) of the Employment Agreement), it will not affect or limit any payment made to Executive pursuant to this Agreement.

b.Vacation and Paid Time Off. Employer has paid to Executive his accrued and unused vacation of 185.03 hours and paid time off of 13.26 hours, in each case, as of the Termination Date.

3.Sufficiency of Consideration. Executive acknowledges that the consideration provided under Section 2.a. is a special benefit provided to Executive in return for Executive’s execution of this Agreement. Employer and Executive specifically agree that the consideration provided to Executive pursuant to Sections 2.a. is good and sufficient consideration for Executive’s agreements and releases in this Agreement.

4.No Actions by Executive. In consideration of the promises and covenants made by Employer in this Agreement, Executive agrees:

a.Filing of Actions. That Executive has not filed and will refrain from filing, either on Executive’s own or from participating with any third party in filing, any action or proceeding against any Released Parties (as defined in this Section) with any administrative agency, board, or court relating to the termination of Executive’s employment, or any acts related to Executive’s employment with Employer arising prior to the date Executive executes and delivers this Agreement to Employer (the “Effective Date”); provided that this Section 4.a. shall not prohibit Executive, to the extent eligible, from filing for such unemployment benefits as may be available under California law, and the Released Parties agree not to contest such filing. “Released Parties” mean Bancorp, Bank, the Board of Directors of Bancorp, the Board of Directors of Bank, any members of such Boards of Directors in any of their capacities, including individually, and Bancorp’s and Bank’s present or former Executives, officers, directors, agents or affiliates.

b.Dismissal. If any agency, board or court assumes jurisdiction of any action against the Released Parties arising out of the termination of Executive’s employment or any acts related to Executive’s employment with Employer, Executive will direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

c.Discrimination. Executive acknowledges that Title VII of the Civil Rights Act of 1964, and as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, section 510 of the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the California Family Rights Act and the California Fair Employment and Housing Act provide Executive the right to bring action against the Released Parties if Executive believes Executive has been discriminated against on the basis of race, age, ancestry, color, religion, sex, sexual orientation, medical condition, national origin, marital status, genetic information, veteran status, or physical or mental disability. Executive understands the rights afforded to Executive under these Acts and agrees Executive will not file any action against the Released Parties based upon any alleged violation of these Acts. Executive irrevocably and unconditionally waives any rights to assert a claim for relief available under these Acts, or any other state or federal laws related to employment discrimination, against the Released Parties including, but not limited to, present or future wages, mental or emotional distress, attorneys’ fees, reinstatement or injunctive relief.

5.Compromise and Settlement. Executive, in consideration of the promises and covenants made by Employer in this Agreement, hereby compromises, settles and releases the Released Parties from any and all past, present, or future claims, demands, obligations or causes of action, whether based on tort, contract, or other theories of recovery arising from the employment relationship between Employer and Executive, and the termination of the employment relationship. Such claims include those Executive may have or has against the Released Parties. This Release does not apply to claims Executive may bring seeking workers’ compensation benefits under California Labor Code section 3600, et seq., but does apply to claims under California Labor Code sections 132a and 4553.

6.No Retaliation. Executive further agrees that Executive has not been retaliated against for reporting any allegations of wrongdoing by Employer and Released Parties, including any allegations of corporate fraud, or for claiming a work-related injury or filing any workers’ compensation claim. The parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigation proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

7.Waiver. Executive acknowledges that this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage arising out of or pertaining to Executive’s employment relationship with Employer and its termination arising prior to the Effective Date, and expressly waives any benefits Executive may have under Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Executive understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if Executive should eventually suffer injury arising out of or pertaining to the employment relationship and its termination, Executive will not be able to make any claim against any of the Released Parties for those injuries. Furthermore, Executive acknowledges that Executive consciously intends these consequences even as to claims for injuries that may exist as of the date of the Agreement but which Executive does not know exist and which, if known, would materially affect Executive’s decision to execute this Agreement, regardless of whether Executive’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause. The parties agree and understand that Executive is not waiving any vested rights that Executive has under Employer’s benefit plans, including but not limited to Employer’s 401k plan, and that Executive is not waiving his rights to indemnification from Employer for his service as an officer or employee of Employer under applicable law or the articles or bylaws of Bank or Bancorp.
8.Waiver of Rights Under the Age Discrimination in Employment Act. Executive understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Executive the right to bring a claim against Employer if Executive believes Executive has been discriminated against on the basis of age. Employer denies any such discrimination. Executive understands the rights afforded to Executive under the ADEA and agrees that Executive will not file any claim or action against Employer or any of the Released Parties based on any alleged violations of the ADEA. Executive hereby knowingly and voluntarily waives any right to assert a claim for relief under this Act, including but not limited to back pay, front pay, attorneys’ fees, damages, reinstatement or injunctive relief.
Executive also understands and acknowledges that the ADEA requires Employer to provide Executive with at least twenty-one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. Executive acknowledges that Executive was provided with and has used the Consideration Period or, alternatively, that Executive elected to sign the Agreement within the Consideration Period and waives the remainder of the

Consideration Period. Executive also understands that Executive is entitled to revoke this Agreement at any time during the seven (7) days following Executive’s execution of this Agreement (“Revocation Period”). Executive also understands that any revocation of this Agreement must be in writing and delivered to the attention of Dawn Cagle, at Employer’s headquarters located at 7100 North Financial Drive, Suite 101, Fresno, California 93720 prior to the expiration of the revocation period. Delivery of the revocation should be via facsimile to (559) 323-3310 with a hard copy to follow via first class mail.
9.No Admission of Liability. Executive acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Executive by Employer. Employer specifically asserts that all actions taken with regard to Executive were proper and lawful and affirmatively denies any wrongdoing of any kind.

10.Continuing Obligations. Executive agrees to keep the terms and amount of this Agreement completely confidential, except that Executive may discuss this Agreement with Executive’s spouse, attorney, accountant, or other professional person who may assist Executive in evaluating or reviewing this Agreement or the tax implications of this Agreement provided that any such other person is advised of the confidential nature of such information and agrees to maintain such information in confidence. Executive acknowledges and agrees that Executive’s obligations to Employer contained in Section 8 of the Employment Agreement continue after the Termination Date. Any violation of Section 8 of the Employment Agreement will constitute a material breach of this Agreement and Employer’s obligation to pay severance under Section 2 of this Agreement shall immediately cease following any such violation. The parties agree that any sums received by Executive pursuant to Section 2 of this Agreement prior to Executive’s breach of the Employment Agreement shall constitute sufficient consideration to support the releases given by Executive in Section 4 of this Agreement. Executive acknowledges and agrees that, except as set forth in this Agreement, all obligations owing by Employer to Executive pursuant to the Employment Agreement have been satisfied in full and Employer owes no other obligations to Executive pursuant to the Employment Agreement or in connection with Employer’s employment of Executive, including payment of any compensation or other amount not contemplated herein.

11.Non-Disparagement. Employer agrees that it will cause its current directors and senior executive officers, each in their capacity with Employer and during the term of their service to Employer, to not utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes Executive or that damages Executive’s reputation. Executive also agrees not to utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the Released Parties, or that damages the Released Parties’ reputations.

12.Company Property. Within five (5) calendar days of Executive’s execution of this Agreement, Executive shall return to Employer all Employer property in Executive’s possession including, but not limited to, the original and all copies of any written, recorded, or computer-readable information about Employer’s practices, contracts, Executives, trade secrets, customer lists, procedures, or operations, cellular telephone, computer, keys, access materials, credit cards and company identification.

13.Representation by Attorney. Executive acknowledges that Executive has carefully read this Agreement; that Executive understands its final and binding effect; that Executive has been advised to consult with an attorney; that Executive has been given the opportunity to be represented by independent counsel in reviewing and executing this Agreement and that Executive has either chosen to be represented by counsel or has voluntarily declined such representation; and that Executive understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

14.No Reliance Upon Representation. Executive hereby represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement made by Employer or by any of Employer’s past or present officers, directors, Executives, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement except as provided in this Agreement.

15.Dispute Resolution. Each party shall bear its own attorneys’ fees in the preparation and review of this Agreement. Should a dispute arise between the parties to enforce any provision of this Agreement, the parties agree to submit the dispute to binding arbitration pursuant to Section 12 of the Employment Agreement.

16.Entire Agreement; Modification; Employment Agreement. This Agreement contains the entire Agreement between the parties hereto and supersedes all prior oral and/or written agreements if any. The terms of this release are contractual and not a mere recital. This Agreement may be modified only by the further written agreement of the parties.

17.Severability. If any part of this Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part shall be deemed not to be part of this Agreement. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

18.Governing Law. Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement and the parties’ performance of the terms and conditions of this Agreement shall be governed by the laws of the State of California.

19.Section 409A. Employer and Executive each acknowledge and agree (a) that Executive has voluntarily terminated Executive’s employment with Employer as of the Termination Date; (b) accordingly, that Executive is not entitled to any Severance Payments (as defined in the Employment Agreement) in connection with the termination of his employment; and (c) that the payments and benefits contemplated in Section 2.a. have been negotiated by Executive and Employer as of the Termination Date and are in addition to (and not in lieu of) any payments or benefits Executive is entitled to receive under the Employment Agreement or otherwise. Accordingly, the parties acknowledge and agree that the payments and benefits contemplated in Section 2.a. are not subject to Section 409A of the Internal Revenue Code of 1986 and none of the payments under Section 2.a. shall be deferred pursuant to Section 6(j) of the Employment Agreement.

20.Counterpart Originals. This Agreement may be signed in counterparts.
[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first set forth above.
EMPLOYER:
COMMUNITY WEST BANCSHARES

By: /s/ James J. Kim
Its: CEO

Execution Date: March 3, 2025

COMMUNITY WEST BANK

By: /s/ James J. Kim
Its: CEO

Execution Date: March 3, 2025

EXECUTIVE:

/s/ Patrick A. Luis
Patrick A. Luis

Execution Date: March 3, 2025

ATTACHMENT “A”
WAIVER OF CONSIDERATION PERIOD
I, Patrick A. Luis, hereby acknowledge the following:
1.I have entered into that certain Termination Agreement (“Agreement”) effective as of February 28, 2025.

2.I understand that I have the right under the Age Discrimination in Employment Act to consider the Agreement for a period of twenty-one (21) days prior to signing the Agreement. I acknowledge that I have had a reasonable amount of time to consider the Agreement and hereby waive the remainder of this twenty-one (21) day period to consider the Agreement.

3.I understand that I have the right under the Age Discrimination in Employment Act to revoke the Agreement within seven (7) days of my signing the Agreement.

4.I understand that I have the right to consult, and have been advised to consult, with an attorney concerning my rights enumerated herein, and I understand the consequences of waiving those rights.

AGREED AND ACCEPTED:

/s/ Patrick A. Luis
Patrick A. Luis

Date: March 3, 2025